UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 1, 2023
CNX Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center
1000 Horizon Vue Drive
Canonsburg, Pennsylvania 15317

(Address of principal executive offices)
(Zip code)

Registrant's telephone number, including area code:
(724) 485-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Special PSU Awards

On August 1, 2023, the Compensation Committee (“Committee”) of the Board of Directors of CNX Resources Corporation (the “Company”) approved special grants of performance share units (“PSUs”) under the Company’s Amended and Restated Equity and Incentive Compensation Plan (as amended, the “Plan”) to Alan K. Shepard (Chief Financial Officer), Ravi Srivastava (President, New Technologies), and Navneet Behl (Chief Operating Officer) effective and made on such date (the “Grant Date”). Messrs. Shepard, Srivastava and Behl were each granted 383,334 PSUs (with potential payout from 0-100%).
The Committee believes that the granting of this one-time award opportunity reflects the tremendous potential that exists at the Company for long-term per share value creation. This award has been structured to drive the realization of that value for the benefit of all shareholders through an incentive structure focused solely on long term share price performance. Based on today’s stock price, the full achievement of these awards represents an annualized seven-year rate of return of no less than approximately 23%. The key terms and provisions of the award are outlined below:

The PSUs have a seven-year performance period running from August 1, 2023 through July 31, 2030 (the “Performance Period”) and are subject to achievement of the 90 business day volume-weighted average common stock prices per share (“Stock Prices”) as follows:

Tranche		Percentage of Total Performance Share Units That May Be Earned*	Minimum Stock Price (0% payout)	Target Stock Price (100% payout)
First	August 1, 2023 – July 31, 2026	25%	$36.82	$41.83
Second	August 1, 2026 – July 31, 2028	25%	$48.69	$60.24
Third	August 1, 2028 – July 31, 2030	50%	$64.40	$86.75
*Straight line interpolation will be used to calculate payout in the event of Stock Price achievement between the minimum and target levels.

If the applicable Target Stock Price is not obtained in a particular tranche, there is no catch-up opportunity if such Stock Price is later obtained. If during a particular tranche, a Target Stock Price for a later tranche is obtained early, both the PSUs for the current tranche and such later tranche will be deemed earned by the Committee and provided, further, that if the third tranche Target Stock Price of $86.75 is achieved at any point during the Performance Period, the payment date with respect to 100% of the PSUs (to the extent not previously settled) will be settled and paid immediately following the Committee’s certification. Notwithstanding the foregoing, no PSUs will be settled or paid earlier than the first anniversary of the Grant Date. In the event of a “change in control” (as defined in the Plan), the Stock Price will be calculated based on the value of a share of the Company’s common stock on the date of such change in control as determined by the applicable transaction documentation. Each grantee is also required to hold, and not sell, transfer or otherwise dispose of shares relating to the PSUs (except in connection with applicable taxes associated with the vesting of the PSUs) until at least July 31, 2030. The PSUs are generally conditioned on the grantee’s continued employment with the Company through the applicable payment date and are subject to the terms and conditions of the Plan and the related special PSU award agreement (the “PSU Agreement”).

The foregoing description of the PSUs does not purport to be complete and is qualified in its entirety by the PSU Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Form of Performance Share Unit Award Agreement.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CNX RESOURCES CORPORATION

By:    /s/ Alexander J. Reyes
    Name: Alexander J. Reyes
Title: Executive Vice President, General Counsel and Corporate Secretary

Dated: August 1, 2023